                                                              Exhibit 99.(d)(10)

                     Nicholas-Applegate Institutional Funds
                          600 West Broadway, 30th Floor
                           San Diego, California 92101


 January 25, 2005


Nicholas-Applegate Capital Management
600 West Broadway, 29th Floor
San Diego, California 92101


Ladies and Gentlemen:

     This will confirm our agreement that Schedule A to the Investment Advisory Agreement between us dated January 31, 2001 is hereby amended. The full list of Funds covered by the Agreement and the annual advisory fee with respect to each such Fund shall be as set forth on Exhibit A hereto.

     In all other respects, the Investment Advisory Agreement will remain in full force and effect. Please sign this letter below to confirm your agreement with this amendment.

                           Very truly yours,


                           Deborah A. Wussow
                           Assistant Secretary

AGREED:
Nicholas-Applegate Capital Management


By:
     ------------------------------
     Charles H. Field, Jr.
     General Counsel

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                                    Exhibit A


FUND                          INVESTMENT ADVISORY FEE
                        (AS A PERCENTAGE OF AVERAGE DAILY
                                   NET ASSETS)

U.S Mini Cap Growth                     1.00

U.S Small Cap Value                      .75

U.S Large Cap Value                      .45

U.S. Large Cap Select Growth             .45

U.S. Systematic SMID Growth              .70

U.S Convertible                          .55

Global Select                            .65

International Growth                     .50

International Growth Opportunities       .70

International Systematic                 .50

Emerging Countries                       .85

Emerging Markets Opportunities           .90

U.S High Yield Bond                      .40